Broadstone Real Estate Access Fund

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Leeor P. Avigdor, Jerome S. Baglien, and Richard J. Byrne, each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for them and in their names, place and stead, in any and all capacities, to sign the Registration Statement on Form N-2 for the Broadstone Real Estate Access Fund (the “Fund”), relating to the establishment of the Fund, and any amendments to the Fund’s Registration Statement on Form N-2 (File No. 333-226108), including pre-and post-effective amendments, and to sign any and all documents to be filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933 (File No. 333-226108), the Securities Exchange Act of 1934 and the Investment Company Act of 1940 (File No. 811-23360); and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC by means of the SEC’s electronic disclosure system known as EDGAR, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to sign and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Signatures	Office with the Fund	Date

/s/ Richard J. Byrne	Chairman, Chief Executive Officer, President and Trustee	November 30, 2020
Richard J. Byrne

/s/ Z. Jamie Behar	Trustee	November 24, 2020
Z. Jamie Behar

/s/ Collete English Dixon	Trustee	November 30, 2020
Collete English Dixon

/s/ Michael E. Jones	Trustee	November 24, 2020
Michael E. Jones

/s/ Jerome S. Baglien	Chief Financial Officer and Principal Accounting Officer	November 30, 2020
Jerome S. Baglien